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                                                                    EXHIBIT 4(d)

                COLLATERAL ACCOUNT PLEDGE AND SECURITY AGREEMENT


         THIS COLLATERAL ACCOUNT PLEDGE AND SECURITY AGREEMENT, dated as of May 17, 1999 (this "Agreement"), among Safety-Kleen Corp., a Delaware corporation (the "Pledgor"), The Bank of Nova Scotia Trust Company of New York, a trust company organized under the laws of New York (the "Pledgee"), as trustee under the Indenture dated as of May 17, 1999 between the Company and the Pledgee (the "Indenture"), and The Bank of Nova Scotia Trust Company of New York, as escrow agent (the "Escrow Agent") under the Escrow Agreement, dated as of May 17, 1999, among the Pledgor, the Pledgee and the Escrow Agent (the "Escrow Agreement"). Capitalized terms used herein but not defined shall have the respective meanings assigned to them in the Indenture or the Escrow Agreement, as the case may be.

                             PRELIMINARY STATEMENTS

         WHEREAS, this Agreement is being entered into in connection with (i) the Purchase Agreement (the "Purchase Agreement"), dated as of May 10, 1999, among the Pledgor and TD Securities (USA) Inc., NationsBanc Montgomery Securities LLC and Raymond James & Associates, Inc. (collectively, the "Initial Purchasers"), (ii) the Indenture and (iii) the Escrow Agreement.

         WHEREAS, pursuant to the Purchase Agreement, the Pledgor has issued and sold to the Initial Purchasers $225 million aggregate principal amount of its 9 1/4% Senior Notes due 2009 (the "Offering").

         WHEREAS, concurrently with the execution hereof, the Pledgor is depositing $219,375,000 (the "Initial Deposit") in one or more special accounts (the "Account") with the Escrow Agent pursuant to the Escrow Agreement in order to secure certain of the obligations of the Pledgor under the Indenture.

         NOW THEREFORE, in consideration of the premises contained and in order to induce the Initial Purchasers to consummate the Offering, the Pledgor hereby agrees as follows:

         SECTION 1. Pledge and Assignment. The Pledgor hereby pledges and assigns to the Pledgee, and grants to the Pledgee, for the benefit of the Holders under the Indenture, a security interest in the following collateral (the "Collateral"):

                  (i) the Account held by the Escrow Agent pursuant to Section 2(e) of the Escrow Agreement, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Account;
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                  (ii) all investments and Investment Property (as defined in the Uniform Commercial Code) in which the Escrowed Funds or any portion thereof is invested from time to time including, without limitation, Permitted Investments, and all certificates and instruments, if any, from time to time representing or evidencing such investments and Investment Property;

                  (iii) all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Escrow Agent for or on behalf of the Pledgee in substitution for or in addition to any or all of the then existing Collateral;

                  (iv) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Collateral; and

                  (v) all proceeds of any and all of the foregoing Collateral.

         SECTION 2. Security for Obligations. This Agreement secures the payment of (i) 101% of the principal amount of the Securities plus accrued and unpaid interest thereon to the Mandatory Redemption Date now or hereafter existing pursuant to Section 1101(d) of the Indenture and paragraph 5(c) of the Securities, (ii) 101% of the principal amount of the Securities plus accrued and unpaid interest thereon to the date of repurchase upon a Change of Control solely under the circumstances provided in Section 3(d) of the Escrow Agreement and (iii) 100% of the principal amount of the Securities plus accrued and unpaid interest thereon and premium, if any, upon an Acceleration Event solely under the circumstances described in Section 3(c) and (d) of the Escrow Agreement (all such obligations of the Pledgor being the "Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by the Pledgor to the Holders pursuant to the Indenture but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Pledgor.

         SECTION 3. Delivery of Collateral. All certificates or instruments, if any, representing or evidencing the Collateral have heretofore been delivered to the Escrow Agent and are currently held by the Escrow Agent pursuant to and in accordance with the Escrow Agreement.

         SECTION 4. Investing of Amounts in the Account. The Collateral shall be invested in accordance with the provisions of the Escrow Agreement and held by the Escrow Agent subject to the lien and security interest created hereunder. Interest and proceeds that are not invested or reinvested as provided in the Escrow Agreement shall be deposited and held in the Account.


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         SECTION 5. Release of Amounts. So long as the Securities have not become subject to Special Mandatory Redemption or an Acceleration Event, a Remedies Trigger Event or a Change of Control has not occurred, in each case as contemplated by Section 3(b), (c) or (d) of the Escrow Agreement, the Pledgor may request, and the Escrow Agent shall release free of the lien of this Agreement, pursuant to Section 2(c) of the Escrow Agreement, Escrowed Funds, if any, in amounts which exceed the Mandatory Redemption Price, provided, however, that this Section 5 shall not be deemed to create any separate obligation on the part of the Escrow Agent to release such funds other than as set forth in
Section 2(c) of the Escrow Agreement.

         SECTION 6. Remedies. If the Securities become subject to a Special Mandatory Redemption or there shall have occurred an Acceleration Event, a Remedies Trigger Event or a Change of Control, the Collateral shall be disbursed in accordance with Section 3(b), (c) and (d) of the Escrow Agreement, as the case may be. Upon any such disbursement, the Escrowed Funds shall no longer be subject to the lien and security interest created hereunder.

         SECTION 7. Amendments, Etc. No amendment or waiver of any provision of this Pledge Agreement, and no consent to any departure by the Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by the Pledgor, the Pledgee and the Escrow Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 8. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered to the parties hereto at the address specified in the Escrow Agreement or at such other address as shall be designated by any party in a written notice to the other parties. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

         SECTION 9. Continuing Security Interest. This Pledge Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the earlier of (x) the payment in full, termination or expiration of the Obligations and (y) the expiration or termination of the Escrow Agreement, (ii) be binding upon the Pledgor, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the Escrow Agent and the Trustee and their successors and assigns. Upon the earlier of the payment in full, termination or expiration of the Obligations and the expiration or termination of the Escrow Agreement, the security interest granted hereby shall terminate. Upon any such termination, any Collateral held by the Escrow Agent shall be released and disbursed as provided for in the Escrow Agreement and the Pledgee and the Escrow Agent will, at the Pledgor's expense, execute and

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deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination. In connection with any release of Collateral pursuant to this Agreement, the Escrow Agent and the Pledgee agree to cooperate with the Pledgor to release any liens hereunder (including, without limitation, delivering executed releases and financing termination statements) and will take all action reasonably requested by the Pledgor in connection therewith.

         SECTION 10. Governing Law. This Pledge Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York.

         SECTION 11. Further Assurances. The Pledgor agrees that, from time to time, so long as this Agreement is in effect, at the Pledgor's expense, the Pledgor will promptly execute and deliver all instruments and documents, and take all further action, that may be necessary or that the Pledgee shall reasonably request, to perfect and protect the lien granted hereby.

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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


                                                  SAFETY-KLEEN CORP.


                                                  By /s/ Henry H. Taylor
                                                      Name: Henry H. Taylor
                                                      Title:   Secretary

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ACKNOWLEDGED AND AGREED:


THE BANK OF NOVA SCOTIA
TRUST COMPANY OF NEW YORK,
AS ESCROW AGENT


By: /s/ W.A. Goshine
    Name: W.A. Goshine
     Title:   Secretary


THE BANK OF NOVA SCOTIA
TRUST COMPANY OF NEW YORK,
AS TRUSTEE


By: /s/ G.E. Timmes
    Name: George E. Timmes
     Title:   Vice President